Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO INTERNATIONAL REPORTS FOURTH QUARTER AND RECORD FULL YEAR 2007 RESULTS

Dallas, Texas, February 26, 2008 ... ENSCO International Incorporated (NYSE: ESV) reported net income increased by 13% in the quarter ended December 31, 2007, to $238.6 million ($1.66 per diluted share) on revenues of $529.2 million, as compared to net income of $210.4 million ($1.39 per diluted share) on revenues of $470.6 million for the quarter ended December 31, 2006.

Net income for the year ended December 31, 2007, was $992.0 million ($6.73 per diluted share) on revenues of $2,143.8 million, compared to net income of $769.7 million ($5.04 per diluted share) on revenues of $1,813.5 million for the year ended December 31, 2006.

The average day rate for ENSCO's jackup rig fleet for the quarter ended December 31, 2007, increased by 21% to $140,900, as compared to $116,400 in the prior year quarter. Utilization of the Company's jackup fleet was 89% in the fourth quarter of 2007 compared to 96% in the fourth quarter of 2006. The lower fourth quarter 2007 utilization rate primarily was due to reduced activity for the Company's Gulf of Mexico jackup rigs and downtime attributable to the relocation of a jackup rig to the North Sea from West Africa.

During the fourth quarter of 2007, the Company repurchased 1.9 million shares of its common stock at a total cost of $104.1 million, or an average price of $55.38 per share. Since inception of the stock repurchase program in March 2006, ENSCO has repurchased 12.8 million shares of common stock at a cost of $681.6 million, or an average price of $53.05 per share. As of December 31, 2007, the Company had $318.4 million remaining under its current stock repurchase authorization.

Dan Rabun, Chairman, President and Chief Executive Officer, commented on the Company's results and outlook: "2007 was a record year for ENSCO in several respects. Most importantly, we have always had a commitment to safety and I am pleased that 2007 was the safest year in our history. I would like to commend all of our personnel for their contributions to a safer workplace. In 2008, we are undertaking a number of new initiatives to further our commitment to safety as we strive to achieve a zero-incident workplace.

"I am pleased to report that net income reached a record level in 2007, increasing 29% year-over-year to just under $1.0 billion. Earnings per share increased by an even greater percentage, 34%, as we continued to reduce shares outstanding through stock repurchases.

"Our contract backlog also grew during the year, increasing to $3.9 billion in early 2008, from $3.2 billion in early 2007. Thirty-seven percent of our current backlog is attributable to our deepwater fleet.

"We are making good progress on our deepwater rig fleet expansion. The naming ceremony for ENSCO 8500, the first of our four 8500 Series ultra-deepwater semisubmersible rigs under construction in Singapore, is scheduled for May 17, 2008. The rig is expected to commence drilling operations in the U.S. Gulf of Mexico by late 2008 following completion of commissioning, mobilization and final outfitting. The other three ENSCO 8500 Series® rigs are scheduled for delivery in Singapore in the first and fourth quarters of 2009 (ENSCO 8501 and ENSCO 8502) and in the third quarter of 2010 (ENSCO 8503), with all but ENSCO 8503 now under multi-year drilling contracts.

"Since our jackup fleet enhancement program is largely completed, we expect to dramatically reduce shipyard days in 2008. We estimate that we will incur approximately 60 shipyard days in 2008 related to jackup rig enhancement projects, a significant decrease from the 442 and 491 shipyard days incurred in 2007 and 2006, respectively. The estimated 60 shipyard days in 2008 relate to the upgrade of ENSCO 93, one of our Gulf of Mexico jackup rigs that is expected to return to service shortly.

"Looking forward to the remainder of 2008, we expect to see a more meaningful contribution from our deepwater fleet and stronger financial performance from our jackup rigs. In deepwater, we recently rolled to a significantly higher day rate on ENSCO 7500 and we expect ENSCO 8500 to begin operations late this year. We already have contracted approximately 85% of our international jackup rig days for 2008, and we are seeing some improvement in the U.S. Gulf of Mexico jackup market. These factors give us confidence that 2008 will be another record year for ENSCO."

Statements contained in this news release that state the Company's or management's intentions, hopes, beliefs, expectations, anticipations, projections, confidence, schedules, or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include references to future earnings and financial performance expectations, trends in day rates, utilization or rig relocations, future rig rates or utilization, rig enhancement, shipyard work completion, and contract commitments, the period of time and number of rigs that will be in a shipyard, scheduled delivery dates for new rigs, scheduled commencement dates for new contracts, rig relocations, market trends, expectations, outlook, projections or conditions for 2008 and beyond. It is important to note that our actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) industry conditions and competition, including changes in rig supply and demand or new technology, (ii) cyclical nature of the industry, (iii) worldwide expenditures for oil and gas drilling, (iv) operational risks, including hazards created by severe storms and hurricanes, (v) risks associated with offshore rig operations or, rig relocations in general, and in foreign jurisdictions in particular, (vi) renegotiation, nullification, or breach of contracts with customers or other parties, (vii) changes in the dates our rigs undergoing shipyard construction work, repairs or enhancement will enter a shipyard, be delivered, return to or enter service, (viii) changes in the dates new contracts actually commence, (ix) risks inherent to domestic and foreign shipyard rig construction, rig repair or rig enhancement, including unexpected delays in equipment delivery and engineering or design issues following shipyard delivery, (x) unavailability of transport vessels to relocate rigs, (xi) environmental or other liabilities, risks, or losses including hurricane related equipment damage, loss or wreckage or debris removal in the U.S. Gulf of Mexico, that may arise in the future which are not covered by insurance or indemnity in whole or in part, (xii) the impact of current and future laws and government regulation affecting the oil and gas industry in general or our operations in particular, including taxation as well as repeal or modification of same, (xiii) political and economic uncertainty, (xiv) limited availability of economic insurance coverage for certain perils such as hurricanes in the Gulf of Mexico or removal of wreckage or debris, (xv) self-imposed or regulatory limitations on jackup rig drilling locations in the Gulf of Mexico during hurricane season, (xvi) our availability to attract and retain skilled or other personnel, (xvii) excess rig availability or supply resulting from delivery of new drilling units, (xviii) heavy concentration of our rig fleet in premium jackups, (xix) terrorism or military action impacting our operations or financial performance, (xx) the outcome of litigation, legal procedures, investigations or claims, and (xxi) other risks as described from time to time as Risk Factors and otherwise in the Company's SEC filings. Copies of such SEC filings may be obtained at no charge by contacting our investor relations department at 214-397-3045 or by referring to the investor relations section of our website at http://www.enscous.com.
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All information in this press release is as of February 26, 2008. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company's expectations.

ENSCO, headquartered in Dallas, Texas, provides contract drilling services to the global petroleum industry.

Contact: Richard LeBlanc 214-397-3011

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ENSCO will conduct a conference call at 10:00 a.m. Central Time on Tuesday, February 26, 2008, to discuss its fourth quarter and full year 2007 results. The call will be broadcast live over the Internet at www.enscous.com. Interested parties also may listen to the call by dialing (719) 325-4783. We recommend that participants call five to ten minutes before the scheduled start time.

A replay of the conference call will be available by phone for 48 hours after the call by dialing (719) 457-0820 (access code 3366164). A transcript of the call and access to a replay or MP3 download can be found on-line on the ENSCO web site www.enscous.com in the Investors Section.
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ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF INCOME (In millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

OPERATING REVENUES	$529.2	$470.6	$2,143.8	$1,813.5

OPERATING EXPENSES
Contract drilling	173.8	151.9	684.1	576.7
Depreciation	45.3	44.6	184.3	175.0
General and administrative	12.9	12.4	59.5	44.6

	232.0	208.9	927.9	796.3

OPERATING INCOME	297.2	261.7	1,215.9	1,017.2

OTHER INCOME (EXPENSE)
Interest income	6.7	5.6	26.3	14.9
Interest expense, net	--	(2.9)	(1.9)	(16.5)
Other, net	3.9	(1.0)	13.4	(4.3)

	10.6	1.7	37.8	(5.9)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	307.8	263.4	1,253.7	1,011.3

PROVISION FOR INCOME TAXES	69.2	57.7	261.7	252.7

INCOME FROM CONTINUING OPERATIONS	238.6	205.7	992.0	758.6

DISCONTINUED OPERATIONS, NET	--	4.7	--	10.5

CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET	--	--	--	0.6

NET INCOME	$238.6	$210.4	$992.0	$769.7

EARNINGS PER SHARE - BASIC
Continuing operations	$ 1.66	$ 1.36	$ 6.76	$ 4.98
Discontinued operations	--	0.03	--	0.07
Cumulative effect of accounting change	--	--	--	--

	$ 1.66	$ 1.39	$ 6.76	$ 5.06

EARNINGS PER SHARE - DILUTED
Continuing operations	$ 1.66	$ 1.36	$ 6.73	$ 4.96
Discontinued operations	--	0.03	--	0.07
Cumulative effect of accounting change	--	--	--	--

	$ 1.66	$ 1.39	$ 6.73	$ 5.04

AVERAGE COMMON SHARES OUTSTANDING
Basic	143.4	151.0	146.7	152.2
Diluted	144.0	151.8	147.3	152.8

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEET (In millions)

	December 31,	December 31,
	2007	2006

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$629.5	$565.8
Accounts receivable, net	383.2	338.8
Other	116.6	82.6

Total current assets	1,129.3	987.2

PROPERTY AND EQUIPMENT, NET	3,358.9	2,960.4

GOODWILL	336.2	336.2

OTHER ASSETS, NET	144.4	50.6

	$4,968.8	$4,334.4

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$484.4	$217.8
Current maturities of long-term debt	19.1	167.1

Total current liabilities	503.5	384.9

LONG-TERM DEBT	291.4	308.5

DEFERRED INCOME TAXES	352.0	356.5

OTHER LIABILITIES	69.9	68.5

STOCKHOLDERS' EQUITY	3,752.0	3,216.0

	$4,968.8	$4,334.4

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (In millions)

	Twelve Months Ended
	December 31,
	2007	2006
OPERATING ACTIVITIES
Net income	$992.0	$769.7
Adjustments to reconcile net income to net cash provided
by operating activities of continuing operations:
Depreciation	184.3	175.0
Changes in working capital and other	65.7	(0.9)

Net cash provided by operating activities of continuing
operations	1,242.0	943.8

INVESTING ACTIVITIES
Additions to property and equipment	(519.9)	(528.6)
Other	7.7	26.6

Net cash used in investing activities	(512.2)	(502.0)

FINANCING ACTIVITIES
Reduction of long-term borrowings	(167.2)	(17.1)
Repurchase of common stock	(521.6)	(160.0)
Cash dividends paid	(14.8)	(15.3)
Proceeds from exercise of stock options	35.8	41.8
Other	2.5	2.6

Net cash used in financing activities	(665.3)	(148.0)

Effect of exchange rate fluctuations on cash and cash equivalents	(0.8)	(0.2)
Net cash provided by operating activities of discontinued operations	--	3.7

INCREASE IN CASH AND CASH EQUIVALENTS	63.7	297.3

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	565.8	268.5

CASH AND CASH EQUIVALENTS, END OF PERIOD	$629.5	$565.8

ENSCO INTERNATIONAL INCORPORATED OPERATING STATISTICS

			Third
	Fourth Quarter		Quarter
	2007	2006	2007

Contract drilling
Average day rates
Jackup rigs
Asia Pacific	$136,768	$ 96,503	$132,876
Europe/Africa	212,844	158,551	203,117
North and South America	88,586	114,132	112,643

Total jackup rigs	140,851	116,358	143,199
Semisubmersible rig - N. America	201,008	195,292	200,716
Barge rig - Asia Pacific	72,997	57,500	71,496

Total	$140,755	$116,780	$142,821

Utilization
Jackup rigs
Asia Pacific	99%	99%	99%
Europe/Africa	89%	100%	90%
North and South America	75%	90%	78%

Total jackup rigs	89%	96%	90%
Semisubmersible rig - N. America	97%	96%	97%
Barge rig - Asia Pacific	100%	98%	100%

Total	89%	96%	90%